Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5300 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: Integrated Corporate Relations Kathleen Heaney (203) 803-3585 Julie Heckman (203) 247-7275

BUCA, Inc. Announces Preliminary 4th Quarter and Full Year 2005 Results Restaurant Sales Increase 6.9%, Comparable Restaurant Sales Increase 5.1% for Year

Minneapolis, Minnesota, March 24, 2006. BUCA, Inc. (Nasdaq: BUCA) announced today preliminary financial results for its fourth quarter and full year of fiscal 2005. The financial results discussed below are preliminary numbers only and subject to audit. In the company’s preliminary results, Vinny T’s of Boston and three closed Buca di Beppo restaurants are being classified as discontinued operations.

Total restaurant sales in the fourth quarter of fiscal 2005 were $63.0 million, a 5.3% increase over the same period in the prior year. For the full fiscal year, restaurant sales increased 6.9% to $239.0 million. The company reported a net loss of $6.4 million, or ($0.32) per share, in the fourth quarter of fiscal 2005, compared with a net loss of $17.7 million, or ($0.90) per share, in the fourth quarter of fiscal 2004. For the full fiscal year, the company reported a net loss of $32.1 million, or ($1.58) per share, compared with a net loss of $38.1 million, or ($1.95) per share, in fiscal 2004.

Buca di Beppo comparable restaurant sales increased 4.3% for the fourth fiscal quarter and 5.1% for the full fiscal year. Increased popularity of Buca To Go and Buca Small contributed to the increase in sales at the Buca di Beppo restaurants.

Wallace B. Doolin, the company’s Chairman, President and Chief Executive Officer, commented, “Our fourth quarter results reflected the continued growth in our top line sales as well as our fifth consecutive quarter of positive comparable restaurant sales increases. I am particularly pleased because we were able to post increased comparable restaurant sales even when going up against positive comparable sales in the fourth quarter of the prior year. We believe that this has been accomplished through our focus on menu innovation, reservations, our Buca eClub marketing, points of difference execution and an overall experience of freshness, fun and sharing. We saw gains in guest counts in each occasion, including dine-in, to go and banquets. This performance allowed Buca di Beppo to outperform the industry benchmark Knapp-Track by more than two percent.”

Doolin added, “We are committed to returning BUCA, Inc. to profitability. Strategically, we closed three underperforming Buca di Beppo restaurants in single-restaurant markets, began exploring strategic alternatives for Vinny T’s of Boston and completed a sale-leaseback transaction of eight of our restaurant locations to significantly reduce our interest expense. As we enter 2006, the second year of our multi-year turn-around, we are energized and focused on continuing to build our top-line sales, reduce expenses and execute on our plan to build shareholder value over time.”

Preliminary Fourth Quarter 2005 Results

Total restaurant sales in the fourth quarter of fiscal 2005 were $63.0 million, an increase of 5.3% from $59.8 million in the fourth quarter of fiscal 2004.

Total restaurant costs in the fourth quarter of fiscal 2005 were $55.8 million, an increase of 3.3% from the fourth quarter of fiscal 2004, and accounted for 88.6% of sales compared with 90.3% in fourth quarter of fiscal 2004. Direct and occupancy expenses in the fourth quarter of fiscal 2005 were $19.0 million, an increase of $2.6 million from fourth quarter of fiscal 2004, and accounted for 30.0% of sales, compared to $16.3 million, or 27.3% of sales in fourth quarter of fiscal 2004.

The company recorded lease termination charges of $497,000 in the fourth quarter of fiscal 2005 related to the closing of three Buca di Beppo restaurants. General and administrative expenses in the fourth quarter of fiscal 2005 decreased to $7.8 million, or 12.5% of sales, from $8.2 million, or 13.7% of sales, in the same period of fiscal 2004.

Effective December 25, 2005, the company adopted FASB Financial Interpretation No. 47 (“FIN 47”) Accounting for Conditional Asset Retirement Obligations. FIN 47 requires the company to record an asset and a corresponding liability for the present value of the estimated asset retirement obligation associated with the fixed assets and leasehold improvements at some of our restaurants. The asset is depreciated over the life of the corresponding lease while the liability accretes to the amount of the estimated retirement obligation. The company recognized an expense for the cumulative effect of this accounting change in the fourth quarter of fiscal 2005 of $0.4 million.

Preliminary Fiscal Year 2005 Results

Total restaurant sales increased 6.9% to $239.0 million in fiscal 2005 from $223.5 million in fiscal 2004. Net loss for fiscal 2005 was $32.1 million, or ($1.58) per share, compared to $38.1 million, or ($1.95) per share, for fiscal 2004.

Total restaurant costs were $224.5 million in fiscal 2005, a 6.7% increase over the prior year, representing 94.0% of restaurant sales, down from 94.2% of sales in fiscal 2004. Direct and occupancy costs for the year increased by approximately $5.4 million, or 8.2%, to $71.9 million, representing 30.1% of restaurant sales, up from 29.7% of sales in fiscal 2004.

The company recorded an impairment charge of $9.8 million in fiscal 2005 compared to $7.8 million in 2004. General and administrative expenses in fiscal 2005 increased to $26.9 million, or 11.3% of sales, from $21.3 million, or 9.5% of sales in fiscal 2004 Interest expenses in fiscal 2005 were $3.4 million, compared with $2.2 million in fiscal 2004.

In fiscal 2005, the company recorded a net loss from discontinued operations of $4.7 million reflecting the classification of Vinny T’s of Boston and three closed Buca di Beppo restaurants as discontinued operations. The loss included a Vinny T’s of Boston’s fiscal 2005 operating loss of $3.5 million which resulted from a $3.9 million loss on the impairment of assets of three Vinny T’s of Boston restaurants that was recorded in September 2005. The remainder of the loss resulted from three closed Buca di Beppo restaurants that incurred a fiscal 2005 operating loss of $1.2 million, $0.5 million of which was related to lease termination charges.

As previously announced, the company is restating its results for fiscal 2001 through 2004 and for the first three quarters of fiscal 2004 and 2005. These financial statements are being restated to correct certain errors in the application of generally accepted accounting principles related to recognizing lease expense on a straight-line basis for leases with scheduled rent increases, depreciation lives of leasehold improvements and other items. The company is also restating cash as of December 24, 2004 to reflect a correction in the reclassification of outstanding checks.

The restatement reduced net income for the fiscal years 2001 through 2002 and increased net losses for fiscal years 2003 and 2004 and the first nine months of 2005 by $2.7 million related to the accounting of real estate leases and leasehold improvement deprecation.

The company also identified certain material weaknesses in its system of internal control over financial reporting relating to the operating effectiveness of accounting and control procedures and the application of GAAP related to accounting for leases and leasehold improvements. The material weaknesses will be more fully disclosed in the company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2005, which the company expects to file on or before March 27, 2006. The company is continuing to take remedial measures to correct these control deficiencies. In addition, the company has devoted significant resources to document, test, monitor, and improve these controls and will continue to do so.

Conference Call

BUCA, Inc. will host a conference call on Friday, March 24, 2006 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. Wallace Doolin, the company’s Chairman, Chief Executive Officer and President, and Kaye O’Leary, the company’s Chief Financial Officer will be hosting the call. The call will be webcast live from the company’s website at www.bucainc.com with the webcast link available under the investor relations section. The webcast will also be available at http://viavid.net/dce.aspx?sid=00002EBA. If you are unable to join the call, a replay will be available beginning at 3:00 p.m. Eastern Time and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 (international) passcode 6320764.

About the Company:

BUCA, Inc. owns and operates 104 highly acclaimed Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 28 states and the District of Columbia.

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BUCA, Inc. and Subsidiaries

Preliminary Consolidated Balance Sheets

(in thousands, except share data)

	December 25, 2005	December 26, 2004 (restated)
ASSETS
CURRENT ASSETS:
Cash	$1,421	$2,046
Accounts receivable	3,660	2,506
Inventories	6,382	6,336
Prepaid expenses and other	2,658	4,387
Current assets of discontinued operations and assets held for sale	1,246	1,433

Total current assets	15,367	16,708

PROPERTY AND EQUIPMENT, net	121,816	144,480
OTHER ASSETS	4,428	6,020
LONG-TERM ASSETS OF DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE	9,255	13,933

	$150,866	$181,141

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable $	12,191	$10,675
Unredeemed gift card liabilities	2,921	2,928
Accrued payroll and benefits	8,363	7,242
Accrued sales, property and income tax	3,424	3,262
Other accrued expenses	7,232	6,033
Line of credit borrowings	—	1,986
Current maturities of long-term debt and capitalized leases	1,309	1,313
Current liabilities of discontinued operations and assets held for sale	4,145	3,718

Total current liabilities	39,585	37,157

LONG-TERM DEBT AND CAPITAL LEASES, less current maturities	17,415	19,552
DEFERRED RENT	19,062	19,565
OTHER LIABILITIES	3,904	2,778
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE	1,860	1,684

Total liabilities	81,826	80,736

SHAREHOLDERS’ EQUITY:
Undesignated stock, 5,000,000 shares authorized, none issued or outstanding
Common stock, $.01 par value per share, 30,000,000 shares authorized; 20,470,075, and 20,181,924 shares issued and outstanding, respectively	205	202
Additional paid-in capital	170,686	169,112
Accumulated deficit	(99,895)	(67,794)
Unearned compensation	(1,151)	—
Notes receivable from employee shareholders	(805)	(1,115)

Total shareholders’ equity	69,040	100,405

	$150,866	$181,141

BUCA, Inc. and Subsidiaries

Preliminary Consolidated Statements of Operations

(in thousands, except share and per share data)

	Fiscal Years Ended
	December 25, 2005	December 26, 2004 (restated)
Restaurant sales	$238,959	$223,458

Restaurant costs:
Product	60,717	56,446
Labor	78,761	74,036
Direct and occupancy	71,855	66,413
Depreciation and amortization	13,205	13,632

Total restaurant costs	224,538	210,527
General and administrative expenses	26,904	21,264
Pre-opening costs	243	1,324
Loss on impairment and sale of long-lived assets	9,822	7,773
Lease termination charges	434	1,939

Operating loss	(22,982)	(19,369)
Interest income	48	71
Interest expense	(3,429)	(2,193)
Loss on early extinguishment of debt	(675)	(1,677)

Loss before income taxes	(27,038)	(23,168)
Income taxes	—	—

Net loss from continuing operations	(27,038)	(23,168)
Net loss from discontinued operations	(4,700)	(14,975)

Net loss before cumulative effect of change in accounting principle	(31,738)	(38,143)
Cumulative effect of change in accounting principle	(363)	—

Net loss	$(32,101)	$(38,143)

Net loss from continuing operations per share – basic and diluted	$(1.33)	$(1.19)

Net loss from discontinued operations per share – basic and diluted	$(0.23)	$(0.76)

Cumulative effect of change in accounting principle per share – basic and diluted	$(0.02)	$—

Net loss per share – basic and diluted	$(1.58)	$(1.95)

Weighted average common shares outstanding – basic and diluted	20,312,389	19,608,465